Exhibit 10.34

KAYAK SOFTWARE CORPORATION

2005 EQUITY INCENTIVE PLAN

Option Amendment Agreement

This Option Amendment Agreement (this “Option Amendment Agreement”) is made as of July 7, 2009, and amends that certain stock option agreement identified by its date and the shares subject thereto in the table below (the “Option Agreement”), by and between Kayak Software Corporation, a Delaware corporation (the “Company”), and the Employee identified in the table below.

The Employee is the holder of an option (the “Option”) under the Company’s Third Amended and Restated 2005 Equity Incentive Plan (including any predecessor version thereof and as the same may in the future be amended from time to time, the “Plan”) to purchase such number of shares of the Company’s common stock, $0.001 par value per share, set forth in the table below:

Name of Employee (the “Employee”):	Karen Klein
Date of Option Agreement:	November 1, 2007
Number of shares subject to the Option Agreement (the “Shares”):	200,000
Existing Option Exercise Price Per Share (the “Pre-Amendment Option Exercise Price”):	$12.50
The Initial Vesting Date specified in the Option (the “Former Vest Date”):	November 1, 2007

B. The Company is willing to reduce the Pre-Amendment Option Exercise Price to $7.50 per share in exchange for a reset of the vesting schedule applicable to the Shares as set forth below, and the Employee is willing to accept such reset of the vesting schedule in exchange of such reduction of the Pre-Amendment Option Exercise Price.

NOW THEREFORE, in consideration of the premises and the mutual promises herein contained, the parties hereto hereby agree as follows:

1. Each party hereto agrees that, effective as of July 7, 2009 (the “Effective Date”), the Option Agreement be and hereby is amended to decrease the Pre-Amendment Option Exercise Price to an exercise price of $7.50 per Share.

2. Each party hereto agrees that, effective as of the Effective Date, the Option Agreement be and hereby is amended such that, notwithstanding anything to the contrary therein, (x) the Option shall not be exercisable as to any of the Shares (i.e., the Option shall not be vested as to any of the Shares) as of the Effective Date, and (y) thereafter the Shares shall become exercisable (i) if the Option was exercisable (i.e., vested) as to at least twenty-five percent (25%) of the Shares immediately prior to the Effective Date, then in forty-eight (48) equal monthly installments with the first such installment occurring on the one-month anniversary of the Effective Date and (y) if the Option was not exercisable (i.e., vested) as to at least twenty-five percent (25%) of the Shares immediately prior to the Effective Date, then the Option shall be exercisable as to the Applicable Percentage of the Shares on the first monthly anniversary of the Effective Date which occurs after the Former Vest Date, and shall become exercisable as to the remainder of the Shares in equal monthly installments thereafter through the four-year anniversary of the Effective Date; provided that during any period that the Option remains outstanding after the Employee’s employment or other formal business association with the Company and its Affiliates ends, the Employee may exercise the Option only to the extent it was exercisable immediately prior to the end of the Employee’s employment or such other association. “Applicable Percentage” means, as of the vesting date specified above, an amount determined by dividing the number of full months which have passed since the Effective Date by forty-eight (48).

3. The Employee represents to the Company that:

(i) the Employee understands and acknowledges that the aggregate number of Shares underlying the Option has not been increased by this Option Amendment Agreement;

(ii) the Employee has not exercised the Option, and will not exercise or seek to exercise the Option, in each case at any time prior to the Effective Date, whether in whole or in part;

(iii) the Employee understands that by virtue of the amendment effected hereby, all or a part of the Option cease to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code;

(iv) the Employee has had the opportunity to consult with such tax and legal advisors and consultants, if any, as the Employee deemed advisable in connection with this Option Amendment Agreement;

(v) the Employee acknowledges and agrees that neither the Plan nor the Option Agreement as amended by this Option Amendment Agreement imposes any obligation on the Company to continue the Employee in employment or in any other business association; and

(vi) the Employee understands that in the event that the Employee’s employment or other formal business association with the Company is terminated, by the Company or by the Employee, with or without cause, that the aggregate number of Shares which the Employee may be eligible to exercise under the Option as amended hereby may be less than the number of Shares which the Employee may have been eligible to exercise had the Employee elected not to amend the Option pursuant hereto.

4. The terms of the foregoing Sections 1 and 2 supersede any and all provisions of the Option Agreement. Except to the extent amended hereby, all of the definitions, terms, provisions and conditions set forth in the Option Agreement (including, but not limited to, the incorporated terms and conditions thereof) are hereby ratified and confirmed and shall remain in full force and effect. The Option Agreement and this Option Amendment Agreement shall be read and construed together as a single instrument. Capitalized terms used herein without definition shall have the respective meanings for such terms set forth in the Option Agreement.

5. This Option Amendment Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. This Option Amendment Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof, and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of the Employee.

IN WITNESS WHEREOF, this Option Amendment Agreement has been executed under seal by the parties hereto as of the date and year first above written.

KAYAK SOFTWARE CORPORATION

/s/ Karen Klein
Signature of Employee	By:	/s/ D. Steven Hafner

Street Address

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